EXHIBIT 4.3.18B


                            AMENDMENT NUMBER 4 TO THE

                     QUALIFIED EMPLOYEE STOCK PURCHASE PLAN
                                       OF
                           GENERAL COMMUNICATION, INC.


         THIS AMENDMENT is made this 23rd day of December, 2002, by General Communication, Inc., a corporation having its principal place of business at Anchorage, Alaska (subsequently called "Company").

                                    RECITALS

         A. The Company entered into and executed the Qualified Employee Stock Purchase Plan of General Communication, Inc. (the "Plan") effective January 1, 1997.

         B. Section 11.6 of the Plan provides in part as follows:

         "At any time of the Company may amend this Plan and Trust by action of its Board of Directors . . . ."

         C. The Company now desires to amend the Plan and Trust.

                                    AMENDMENT

         NOW THEREFORE, the Company does amend the Plan as follows:

1. Effective January 1, 2003, the references to "10%" in Section 4.1(a) and Section 4.1(b) of the Plan (relating to the limits on Participant elective deferrals) shall be replaced with "50% (but 12% for Highly Compensated Employees, as defined in Code Section 414(q))".

2. Effective January 1, 2003, Section 10.1(x) of Plan hereby is amended to read in its entirety as follows

                  10.1(x) Qualifying Employer Securities Diversification Right:
                  Notwithstanding any other provision of this Plan, effective January 1, 2003, each Participant will be permitted to diversify (direct and change the investment of) that portion of the Participant's Account balance that is invested in Qualifying Employer Securities, as follows: Effective December 31, 2002, an accounting of the historical cumulative


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                  portions of the Participant's Account balance which were
                  invested in Qualifying Employer Securities as of December 31, 2002 (the "Qualifying Balances"), will be completed. As soon as practicable after December 31, 2002, 100% of the Qualifying Balances will be available for complete investment discretion by the Participant under the terms of this Plan. The intent of this subsection (x) it to permit Participants complete investment direction over their Qualifying Balances. Amounts contributed and invested in Qualifying Employer Securities after December 31, 2002, will remain subject to the terms of this Plan, excluding this subsection (x).

3. Except as amended above, the Company hereby affirms and readopts each and every other provision of the plan and trust.

                  IN WITNESS WHEREOF, General Communication, Inc. has executed this Amendment by its duly authorized officers as of the date first set forth above.


                                            GENERAL COMMUNICATION, INC.


                                            By: /s/
                                                President
ATTEST:


By: /s/
    Secretary


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